UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐          Soliciting Material Under Rule 14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

Item 1: On February 25, 2009, Ramius issued the following press release.

Ramius Sends Letter to Orthofix Shareholders

Expects to File Definitive Proxy Materials For Special Meeting Today

Urges Shareholders To Elect Four New, Highly-Qualified Directors To Orthofix Board

Wednesday February 25, 2009, 11:38 am EST

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (the “Ramius Group”), today announced that it expects to file today with the Securities and Exchange Commission definitive proxy materials in connection with its proposals to elect four new, highly-qualified director nominees -- J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four current members of Orthofix International N.V.’s (“Orthofix” or the “Company”) (Nasdaq: OFIX - News) ten-member Board at a Special General Meeting of Shareholders on April 7, 2009. The Ramius Group is seeking to replace James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg. The Ramius Group also announced today that it has sent a letter to its fellow Orthofix shareholders urging them to support the election of Ramius’ slate of independent and experienced director nominees. The Ramius Group is the beneficial owner of approximately 5.5% of the Company’s outstanding common shares.

Ramius Partner Jeffrey C. Smith stated, “Orthofix is at a critical juncture. The current Board has presided over an extended period of gross underperformance and poor decision making that has led to significant shareholder value destruction. The recent actions the Company has taken to remedy the poor performance and over-levered balance sheet are inadequate. Given the challenging economic environment and the continued issues at the Blackstone unit, we feel the Company’s current plan provides little margin for error and puts shareholders at substantial risk.”

Added Smith, “We firmly believe a reconstituted Board is vital to the Company’s future success. We urge shareholders to elect four new, highly-qualified director nominees who can evaluate the opportunities and challenges that face Orthofix with an open mind and a fresh perspective.”

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming Special Meeting and to view Ramius’ solicitation materials in connection with the Special Meeting.

The full text of the letter follows:

February 25, 2009

Dear Fellow Orthofix Shareholder:

CHANGE IS NEEDED NOW -- SUPPORT RAMIUS’ EFFORTS TO ELECT FOUR HIGHLY QUALIFIED DIRECTORS TO THE ORTHOFIX BOARD

RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (the “Ramius Group”), currently owns 5.5% of the outstanding common stock of Orthofix International N.V. (“Orthofix” or “the Company”), making us one of its largest shareholders. As you know, on January 28, 2009 we delivered to Orthofix written requests from the holders of approximately 55% of the shares outstanding for the Company to call a Special General Meeting of Shareholders (the “Meeting”) for the purpose of electing four highly qualified nominees – J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four of Orthofix’s ten current directors. Pursuant to this request, Orthofix announced on February 10, 2009, that the Company would hold the Meeting on April 7, 2009.

RAMIUS’ NOMINEES ARE COMMITTED TO ACTING IN YOUR BEST INTERESTS

The enclosed materials outline our views regarding Orthofix and our proposals to elect four new highly qualified director nominees. The nominees would replace a minority of the Board consisting of four current members of Orthofix’s ten-member Board: James F. Gero, Peter J. Hewett, Thomas J. Kester and Walter P. Von Wartburg. We are taking these actions because we believe the current Board has failed to represent the best interests of Orthofix shareholders. Their failure, in our opinion, has led to a significant deterioration in shareholder value which must be immediately addressed through change at the Board level. We firmly believe a reconstituted Board is vital to the Company’s future success. We are therefore seeking to elect four independent and experienced directors to be the eyes, ears, and voices of all Orthofix shareholders. We are not seeking control of the Company. Rather, we want to ensure accountability at the Board level by electing directors who can evaluate the opportunities and challenges at Orthofix with an open mind and a fresh perspective.

We urge you to support our efforts at the Meeting to elect the nominees, who are independent from Orthofix and who possess the fortitude, skill sets and experience to maximize value for all Orthofix shareholders.

THE CURRENT BOARD HAS OVERSEEN THE COMPANY THROUGH A PERIOD OF SIGNIFICANT SHAREHOLDER VALUE DESTRUCTION

Under the direction of the current Board, Orthofix shareholders have suffered massive declines in shareholder value. As depicted in the chart below, since the acquisition of Blackstone on August 10, 2006, shares of Orthofix have dropped significantly, outpacing declines in the broader stock market as well as industry peers.

See Multimedia Asset labeled “Stock Price Performance From August 10, 2006 to February 20, 2009” http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5904078〈=en

Additionally, as shown in the table below, over the past one, three and five years, Orthofix stock has underperformed each of these benchmarks in every period by a wide margin.

1, 3, and 5-Year Stock Price Performance Through February 20, 2009

	1-Year	3-Year	5-Year

Peer Group	(30.6%)	(24.4%)	(9.5%)
NASDAQ	(38.1%)	(36.8%)	(28.2%)
S&P 500	(43.9%)	(40.2%)	(32.5%)

Orthofix	(52.5%)	(57.2%)	(58.6%)

The stock performance is dramatically worse when considering the one, three, and five year declines prior to December 2, 2008, the day before Ramius first issued a press release and an open letter to shareholders outlining our ideas for value creation at Orthofix.

1, 3, and 5-Year Stock Price Performance Through December 2, 2008

	1-Year	3-Year	5-Year

Peer Group	(35.5%)	(30.9%)	(8.3%)
NASDAQ	(45.0%)	(36.2%)	(29.4%)
S&P 500	(42.4%)	(32.9%)	(23.5%)

Orthofix	(79.9%)	(68.6%)	(75.6%)

** Peer Group per Orthofix 10-K includes: Smith & Nephew, Medtronic, Johnson & Johnson, Synthes, Stryker, Zimmer, Kinetic Concepts, Ossur, and I-Flow. Peer Group index is equal-weighted.

This long history of dramatic underperformance is unacceptable. It is particularly unacceptable since the business should be defensive and is in an industry that has seen substantial growth and profitability over the past several years.

WE BELIEVE THE DISMAL STOCK PERFORMANCE IS PRIMARILY RELATED TO THE ILL-CONCEIVED AND POORLY EXECUTED ACQUISITION OF BLACKSTONE MEDICAL

We believe the acquisition of Blackstone Medical (“Blackstone”) was a failure from the outset. In the Company’s proxy materials, they maintain that a thorough due diligence process was conducted and that an effective operating plan was implemented. However, we would remind shareholders that since the acquisition Blackstone has experienced tremendous turmoil. Over the past two years, there have been:

•	Substantial management and distributor turnover,

•	Legal issues arising from an investigation by the Office of the Inspector General (“OIG”),

•	The loss of Trinity, a key biologic product,

•	Significant declines in sales, and

•	Massive operating losses.

Ask yourself how a thorough due diligence process and effective operating plan could possibly lead to an acquisition where the carrying value of the Company’s investment in Blackstone, originally $333 million, is written down by 93% to $23.5 million in two years? If the due diligence was thorough, was it competent?

Contrary to the Company’s assertions, we firmly believe that senior management and the Board failed to address critical risk factors during due diligence, failed to implement and execute a profitable operating plan and, in light of the current restructuring plan, have once again failed to take sufficient action.

In the fourth quarter of 2008, Blackstone revenues continued their negative trajectory, falling 7% year-over-year. Yet management is counting on revenue growth of between 8% and 12% in 2009. Management is also predicting dramatically improved gross profit margins at Blackstone driven by sales of the yet-to-be-released Trinity Evolution product. Although we are hopeful this product will be a success, we find it difficult to believe that Blackstone will achieve operating profit in the fourth quarter of 2009 based upon the performance of a brand new product with uncertain market adoption.

ORTHOFIX’S 2009 GUIDANCE APPEARS AGGRESSIVE AND HEAVILY BACK-END WEIGHTED

Upon preliminary review of the fourth quarter 2008 results and 2009 guidance, we are concerned that the Company is counting on significant back-end weighted growth and margin improvement to meet 2009 guidance. Although the Company recently halted its practice of providing quarterly guidance in addition to full year guidance, it appears from commentary on the conference call as well as updated analyst estimates, that earnings expectations are heavily weighted to the second half of 2009. Analyst consensus estimates currently project first half 2009 earnings of $0.46 per share and second half 2009 earnings of $0.89 per share – nearly 70% of 2009 earnings expected in the second half of the year. We believe this guidance is extremely aggressive in light of a difficult economic outlook for 2009 and the uncertainties around Blackstone’s performance.

It is important to note that since the acquisition of Blackstone in 2006, Orthofix has materially missed annual earnings guidance for 2007 and 2008. As shown in the chart below, the Company materially missed both 2007 and 2008 earnings guidance, even when looking at fully-adjusted earnings per share excluding non-cash items.

See Multimedia Asset labeled “Adjusted EPS, Excluding Non-Cash Items” http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5904078〈=en

Given this poor track record of consistently missing earnings guidance, shareholders should consider the likelihood that the Company will fail to meet its 2009 guidance and the resulting covenant risk.

THIS BOARD’S ILL-ADVISED DECISIONS HAVE SADDLED ORTHOFIX WITH A HEAVY DEBT LOAD AND HAVE PUT THE COMPANY IN A PRECARIOUS POSITION

In addition to generating substantial operating losses, the acquisition of Blackstone saddled Orthofix with a heavy debt load that has now put the Company in a precarious position. The Company attempts to casually dismiss this serious concern by stating, “The Company remains, and expects to continue to remain, in compliance with its debt covenants.” What they conveniently fail to disclose to you is that they would not have remained in compliance if not for an amendment to the original covenant. The amendment to the credit agreement, which was signed in October 2008, has already cost you, and will continue to cost you. Consider the following:

ORTHOFIX SAYS: “Since entering into the credit agreement in September 2006 at the time of the Blackstone acquisition, the Company has remained in compliance with the leverage ratio and other covenants under such agreement.”

ORTHOFIX DOES NOT WANT YOU TO HEAR: In October 2008, Orthofix was forced to negotiate an amendment to the credit agreement prior to breaking the Total Debt / EBITDA covenant. This cost the Company a $1.5 million waiver fee plus an increase in interest rate that is costing the Company an additional $8 million per year in interest expense, or the equivalent of $0.40 per share pre-tax.

ORTHOFIX SAYS: “Shareholders should be aware that no significant principal payments are required until December 2012.”

ORTHOFIX DOES NOT WANT YOU TO HEAR: The amended Total Debt / EBITDA covenant begins to ratchet down in the third quarter of 2009 and by the third quarter of 2010, the Company must comply with a 2.5x Total Debt / EBITDA covenant. This compares to the current ratio of 3.4x. Compliance with the covenant would require EBITDA of $113 million for the twelve-month period ending September 30, 2010 or the repayment of an additional $80 million of debt. 2008 EBITDA was $84.9 million and 2009 guidance is for $93 million to $98 million.

CORPORATE SPENDING HAS BALLOONED UNDER THE DIRECTION OF THE CURRENT BOARD

In addition to the unacceptable operating performance at Blackstone, corporate overhead expenses have increased significantly under the direction of the current Board. In the Company’s proxy materials, they attempt to justify increases in corporate overhead since the acquisition of Blackstone based on a shift in the “internal cost allocation structure”, as well as $4 million of non-recurring items. We believe their analysis is seriously flawed and self-serving. Consider the following:

ORTHOFIX SAYS: “If we had accounted for these overhead expenses at the corporate level in 2006 in the same way that we do today, the overhead expenses for the twelve months prior to the Blackstone acquisition would have been approximately $12.6 million, instead of the $10.2 million that Ramius references. Moreover, the Company’s parent-level corporate overhead expenses for the last twelve months include approximately $4 million for non-recurring items such as strategic initiatives. If these non-recurring items are excluded from Ramius’ $20 million overhead estimate for the last twelve months, the increase in parent-level corporate overhead is only approximately $3.4 million, or 27% of $12.6 million. We also note that the Company had revenue of $365 million in 2006 and revenue of $520 million in 2008, an increase of over 40%.”

ORTHOFIX DOES NOT WANT YOU TO HEAR: In our initial letter to shareholders on December 3, 2008, we stated, “Corporate overhead was $10.2 million for the twelve-month period preceding the acquisition of Blackstone. For the last twelve months, this number has ballooned to over $20 million, even when excluding certain one-time items.” We were very clear about the fact that we had already excluded the $4 million of non-recurring items from our calculation. In fact, the total corporate overhead expenses were $23.9 million. In the table below, we have outlined the undisputable facts:

Analysis of Corporate Overhead	$(in millions)
Last Twelve Months Statistics
Corporate Overhead (as reported)	$23.9
Non-Recurring Items (per company)1	$(4.0)
Adjusted Corporate Overhead	$19.9

Twelve Months Prior to Blackstone Acquisition Statistics (6/30/06 LTM)
Corporate Overhead (as reported)	$10.2
Corporate Overhead (with adjusted cost allocation)1	$12.6

Increase in Corporate Overhead (as reported)	95.0%
Increase in Corporate Overhead (with adjusted cost allocation)	57.8%

(1) Per Company proxy statement filed on February 13, 2009.

Clearly, corporate overhead costs have in fact ballooned since the acquisition of Blackstone. Excluding the $4 million of non-recurring items, corporate expenses increased 95%, or $0.57 per share pre-tax, for the last twelve months in comparison to the twelve-month period prior to the acquisition of Blackstone. Even if you compare current corporate overhead with the $12.6 million number that the Company presented in its proxy materials, corporate overhead costs have still increased by almost 60%, or $0.43 per share pre-tax, since the Blackstone acquisition.

ORTHOFIX SAYS: “We also note that the Company had revenue of $365 million in 2006 and revenue of $520 million in 2008, an increase of over 40%. As a result, contrary to Ramius’ assertion, a more informed analysis of the Company’s corporate overhead clearly shows that when the increase in parent-level corporate overhead is compared to the increase in the Company’s revenues over the same period of time, parent-level corporate overhead is far from “bloated” as Ramius claims.”

ORTHOFIX DOES NOT WANT YOU TO HEAR: In our opinion, a comparison of revenue growth to growth in corporate overhead is flawed. In this situation, a vast majority of the 40% revenue growth they refer to in their proxy materials was due to the acquisition of Blackstone. Blackstone lost $23.5 million of operating income in the last twelve months. So assuming the increase in corporate overhead was primarily a result of the Blackstone acquisition, in total, Blackstone was responsible for over $30 million of operating losses in the last twelve months, or $1.80 per share of pre-tax losses. A more pertinent comparison would be growth in corporate overhead due to the acquisition of Blackstone versus the profit contribution of the acquisition. Given the substantial losses at Blackstone, it seems nearly impossible to justify the substantial increase in corporate overhead.

Finally, one of the truest examples of the unbridled spending at Orthofix is the current Board-approved decision to move the corporate headquarters from North Carolina to the 39th Floor of the Prudential Tower in Boston, a high-cost city where the Company has no other business purpose. Ask yourselves what benefits Orthofix shareholders could possibly have realized from this action? Why is our corporate headquarters in Boston?

SHAREHOLDERS CANNOT AFFORD TO LET THE COMPANY CONTINUE TO MAKE MISTAKES

In our opinion, it remains absolutely clear that the actions the current Board has taken to remedy the Company’s poor performance are entirely inadequate. The recently announced restructuring initiatives at Blackstone are expected to cost $4.2 million of cash in 2008 and 2009 in order to save $5 million per year beginning in 2011. These savings are dwarfed by the $23.5 million of operating losses generated by Blackstone in the last twelve months ending September 30, 2008. We fail to see how a restructuring plan that yields such minimal savings in two years comes anywhere close to addressing the real issues facing Orthofix today.

The highly-levered balance sheet is a real risk which requires strong leadership and prudent oversight. Orthofix faces tightening debt covenants that require substantial improvements in EBITDA and/or material reductions in debt. Although the 2009 EBITDA guidance recently issued by the Company of $93 million to $98 million would, if achieved, appear to allow the Company to meet the covenant requirements through the end of 2009, we remain concerned because we believe this guidance to be heavily back-end weighted towards the second half of 2009 and highly speculative. Additionally, this aggressive guidance counts on dramatic improvements in Blackstone, as we discussed above. Even if the low end is achieved, the Company would have a Total Debt / last twelve month EBITDA ratio of 3.0x versus the 3.25x covenant, a slim margin. Further, this covenant continues to ratchet down to 2.5x by the third quarter of 2010. Given the challenging economic environment and the continued issues at Blackstone, we feel the Company’s current plan provides little margin for error and puts shareholders at substantial risk.

YOU HAVE THE OPPORTUNITY TO TAKE ACTION AND REMEDY THE SITUATION BY ELECTING RAMIUS’ DIRECTOR NOMINEES

We believe the current Board lacks accountability to shareholders. In our opinion, Orthofix needs new Board members who can approach the situation with a fresh perspective and provide true and responsible accountability to shareholders. If elected, the nominees will work diligently with the remaining members of the current Board to evaluate any and all opportunities to improve value for shareholders. Although we firmly believe that exploring a potential sale of Blackstone is in the best interest of shareholders, the nominees remain open-minded about all opportunities, both strategic and operational, to ensure the financial stability and future success of Orthofix. These opportunities could include possible divestitures, further restructurings, corporate cost reductions, or other strategic alternatives.

THE RAMIUS NOMINEES HAVE THE RIGHT EXPERIENCE TO OVERSEE A SUCCESSFUL TURNAROUND AT ORTHOFIX

DO NOT BE MISLED BY THE COMPANY’S ATTEMPT TO DISTRACT SHAREHOLDERS FROM THE REAL ISSUES FACING ORTHOFIX

We believe the four nominees are each uniquely qualified to help develop and execute a successful turnaround of Orthofix. Complete biographies are available in the proxy materials filed today as well as on our website, www.ShareholdersForOrthofix.com. Three of the four nominees have extensive operational and board experience in the medical space. These individuals have founded, run, and overseen several highly successful businesses in the orthopedic and broader medical field. Two of these individuals played crucial roles in the development, success, and eventual sale of two leaders in the sports medicine and diabetes care segments. In addition to new, independent board members with relevant experience, we feel it is crucial to augment these candidates with direct shareholder representation to ensure that the Board is taking actions that are in the best interests of all shareholders.

Charles T. Orsatti was the managing partner responsible for sourcing and executing the transaction that ultimately formed dj Orthopedics, a leading provider of sports medicine products, in 1999. He served as Chairman of dj Orthopedics until its initial public offering in 2001 and remained a Director until November 2007 when dj Orthopedics was sold to affiliates of The Blackstone Group for $1.5 billion.

Steven J. Lee was the Founder, President, Chief Executive Officer and Chairman of PolyMedica Corporation, a leading provider of diabetes care, from 1990 until August 2002, the time of his retirement from PolyMedica. In 2007, the company was sold to Medco Health for $1.5 billion. Contrary to the allegations made by the Company regarding Mr. Lee, he has never been accused of any wrongdoing or of any ethical lapse by the Federal government or any other regulatory authority. Additionally, PolyMedica never admitted to any wrongdoing as part of its settlement with the Federal government. It is fairly commonplace for companies who rely on government reimbursement to be investigated from time to time. Due to the high legal costs to defend these investigations, many of them settle for cash payments without prejudice. This was most certainly the case with PolyMedica. We find it interesting that Orthofix would use this diversion to try to discredit Mr. Lee, when Orthofix itself is currently the target of an investigation by the Department of Health and Human Services, Office of the Inspector General (“OIG”), under the authority of the federal healthcare anti-kickback and false claims statute.

J. Michael Egan also brings extensive experience in the orthopedic field. As the Chief Executive Officer of the Steadman Hawkins Research Foundation, an orthopedic research organization, Mr. Egan is well versed in the latest technologies, trends and best practices in orthopedic procedures. In his prior role as the President and CEO of Bluebird Development, LLC, a distributor of medical devices in Asia, Mr. Egan built a solid working knowledge of Orthofix and the products it offers.

In addition to these highly qualified, independent director nominees, we feel it is crucial at this juncture for shareholders to have direct representation on the Board of Orthofix.

Peter A. Feld is a Managing Director of Ramius and has been instrumental in the success of our investment programs. He is highly qualified and eager to serve on the Board of Orthofix in order to represent the best interests of all shareholders.

It is unfortunate that the current Orthofix Board has chosen to personalize its attacks on the nominees instead of focusing on the critical issues facing Orthofix today. These accusations are merely an attempt by the current Board to distract shareholders from the issues at hand. These Board members have overseen a period of significant shareholder value destruction and are now resorting to diversionary tactics as an attempt to further entrench themselves. In addition to adding much needed expertise and accountability to the Board, we believe the election of the nominees will send a strong message to management and the remaining members of the Board that shareholders demand that the Board represent their best interests.

VOTE FOR CHANGE AT ORTHOFIX – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.

Best Regards,

/s/

Jeffrey C. Smith

Partner

Ramius LLC

# # #

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing today with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Value and Opportunity Master Fund, together with certain other shareholders of the Company, requested that the Company call pursuant to the Netherlands Antilles Civil Code. The Company has scheduled the special general meeting to be held on April 7, 2009.

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION MATERIALS IN CONNECTION WITH THE SPECIAL GENERAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5884.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”), J. Michael Egan (“Mr. Egan”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 818,945 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund, is deemed to be the beneficial owner of the 818,945 shares of Common Stock of the Company owned by Value and Opportunity Master Fund.

As of the date of this filing, Enterprise Master Fund beneficially owns 130,035 shares of Common Stock of the Company. Ramius Advisors, as the investment advisor of Enterprise Master Fund, is deemed to be the beneficial owner of the 130,035 shares of Common Stock of the Company owned by Enterprise Master Fund.

Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 818,945 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 130,035 shares of Common Stock of the Company owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date of this filing, none of Messrs. Feld, Egan, Lee or Orsatti directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5904078〈=en

MULTIMEDIA AVAILABLE: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5904078

Contact:

Media & Shareholders:

Sard Verbinnen & Co

Dan Gagnier/ Renée Soto/Jonathan Doorley, 212-687-8080